Exhibit A

Funds	Dates
First Trust Exchange-Traded Fund IV (10/31 FYE)
First Trust North American Energy Infrastructure Fund (EMLP)	03/31/2027
First Trust Tactical High Yield ETF (HYLS)	03/31/2027
First Trust Senior Loan Fund (FTSL)	03/31/2027
First Trust High Income Strategic Focus ETF (HISF)	03/31/2027
First Trust Enhanced Short Maturity ETF (FTSM)	03/31/2027
First Trust Low Duration Opportunities ETF (LMBS)	03/31/2027
First Trust SSI Strategic Convertible Securities ETF (FCVT)	03/31/2027
First Trust Long Duration Opportunities ETF (LGOV)	03/31/2027
First Trust EIP Power Solutions ETF (FPWR) (fka First Trust EIP Carbon Impact ETF (ECLN)-effective 09-05-2025)	03/31/2027
FT Vest S&P 500 Dividend Aristocrats Target Income ETF (KNG)	03/31/2027
First Trust Limited Duration Investment Grade Corporate ETF (FSIG)	03/31/2027
FT Vest Rising Dividend Achievers Target Income ETF (RDVI)	03/31/2027
FT Energy Income Partners Strategy ETF (EIPX)	03/31/2027
FT Vest DJIA® Dogs 10 Target Income ETF (DOGG)	03/31/2027
First Trust Intermediate Government Opportunities ETF (MGOV)	03/31/2027
First Trust Intermediate Duration Investment Grade Corporate ETF (FIIG)	03/31/2027
FT Vest SMID Rising Dividend Achievers Target Income ETF (SDVD)	03/31/2027
FT Vest Technology Dividend Target Income ETF (TDVI)	03/31/2027
FT Vest Dow Jones Internet & Target Income ETF (FDND)	03/31/2027
FT Vest 20+ Year Treasury & Target Income ETF (LTTI)	03/31/2027
FT Vest High Yield & Target Income ETF (HYTI)	03/31/2027
FT Vest Investment Grade & Target Income ETF (LQTI)	03/31/2027
FT Vest Growth Strength & Target Income ETF (FGSI)	06/23/2027